Exhibit 99.1

Inergy Reports Record Third Quarter Results and Updates 2006 Guidance

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Management Conference Call Scheduled for 10:00 a.m. CT Today

Kansas City, MO (August 9, 2006) – Inergy, L.P. (NASDAQ:NRGY) and Inergy Holdings, L.P. (NASDAQ:NRGP) today each reported results of operations for the quarter ended June 30, 2006, the third quarter of fiscal 2006.

Inergy, L.P.

Inergy, L.P. (Inergy) reported Adjusted EBITDA of $6.5 million for the three months ended June 30, 2006, an increase of $7.3 million over the loss of $(0.8) million reported in the third quarter of last year. Net loss (excluding the recognition of $0.4 million of non-cash charges from derivative contracts associated with retail propane fixed price sales) was $(31.9) million for the three months ended June 30, 2006 compared to $(24.1) million in the prior-year period. Due to the seasonal nature of the propane industry, Inergy typically reports a quarterly loss in its third fiscal quarter.

For the nine-month period ended June 30, 2006, Adjusted EBITDA increased approximately 54% to $165.3 million from $107.5 million for the same prior-year period. Net income for the nine months ended June 30, 2006 (excluding the recognition of $19.6 million of non-cash charges from derivative contracts as described above) was $59.8 million. Net income in the comparable prior year nine-month period, before a $7.0 million net charge to earnings associated with the early retirement of debt recorded in December 2004, was $48.8 million.

“All business units contributed to this very solid quarter,” said John Sherman, President and CEO of Inergy. “Our midstream organic growth projects are ahead of schedule, and our acquisition pipeline remains very active. The combination of our outstanding employees and superior assets positions us well to continue to grow cash earnings on behalf of our unitholders.”

Net income per limited partner unit for the quarter ended June 30, 2006, was $(0.89) per diluted limited partner unit, excluding the $0.4 million non-cash charge described above, compared to $(0.72) per diluted limited partner unit in the same period of the prior year. Net income per limited partner unit was $1.14 per diluted limited partner unit for the nine-month period ended June 30, 2006, excluding the $19.6 million non-cash charge described above, compared to $1.40 per diluted limited partner unit in the same period of the prior year, before a $7.0 million net charge to earnings associated with the early retirement of debt during that period.

As previously announced, the Board of Directors of Inergy’s general partner increased Inergy’s quarterly cash distribution to $0.545 per limited partner unit ($2.18 annually) for the quarter ended June 30, 2006. This represents an approximate 7% increase over the distribution for the same quarter of the prior year. The distribution will be paid on August 14, 2006, to unitholders of record as of August 7, 2006.

In the quarter ended June 30, 2006, retail propane gallon sales decreased 4% to 46.6 million gallons compared to 48.6 million gallons sold in the same quarter of the prior year. Retail propane gross profit, excluding the non-cash losses on derivative contracts discussed above, increased to $40.7 million for the quarter ended June 30, 2006, as compared to $39.5 million for the quarter ended June 30, 2005. Gross profit from other propane operations, including wholesale, appliances, service, transportation, distillates and other was $14.9 million in the quarter ended June 30, 2006, compared to $7.9 million for the same quarter in the prior year.

For the nine-month period ended June 30, 2006, retail propane gallon sales increased 15% to 310.5 million gallons compared to 269.7 million gallons sold during the same period in the prior year. Retail propane gross profit for the nine months ended June 30, 2006, excluding the non-cash losses on derivative contracts discussed above, was $260.9 million compared to $201.3 million during the same period of 2005. Gross profit from other propane operations for the nine months ended June 30, 2006, was $57.0 million compared to $40.6 million in the same period of 2005.

Gross profit from midstream operations was $10.2 million for the quarter ended June 30, 2006, compared to $3.2 million for the same quarter in the prior year. Gross profit from midstream operations for the nine months ended June 30, 2006, was $30.8 million compared to $9.9 million in the same period of 2005.

For the quarter ended June 30, 2006, operating and administrative expenses were $62.6 million compared to $52.1 million in the same period of fiscal 2005. Operating and administrative expenses for the nine months ended June 30, 2006, were $188.7 million compared to $146.1 million in the same period of 2005.

Inergy also updates its Adjusted EBITDA guidance for the fiscal year 2006 to the range of $173 million to $177 million, the upper end of its previously announced range.

Inergy Holdings, L.P.

Inergy Holdings, L.P., the owner of the general partners of Inergy, L.P., closed on its initial public offering of common units on June 24, 2005.

As discussed above, the $0.545 limited partner unit distribution by Inergy, L.P. results in Inergy Holdings, L.P. receiving a total distribution of $7.7 million with respect to the third fiscal quarter of 2006. As a result of this Inergy, L.P. distribution, Inergy Holdings, L.P. declared a quarterly distribution of $0.35 per limited partner unit or $1.40 on an annualized basis. The distribution will be paid on August 14, 2006, to unitholders of record as of August 7, 2006.

Inergy, L.P. and Inergy Holdings, L.P. will conduct a live conference call and internet webcast for both companies today, August 9, 2006, to discuss results of operations for the third quarter and its business outlook. The call will begin at 10:00 a.m. CT. The call-in number for the earnings call is 1-877-405-3427, and the conference name is Inergy, L.P. The live internet webcast and the replay can be accessed on Inergy’s website, www.inergypropane.com. A digital recording of the call will be available for the two weeks following the call by dialing 1-800-642-1687 and entering the pass code 3578551.

Inergy, L.P., with headquarters in Kansas City, Mo., is among the fastest growing master limited partnerships in the country. The company’s operations include the retail marketing, sale and distribution of propane to residential, commercial, industrial and agricultural customers. Today, Inergy serves approximately 700,000 retail customers from over 300 customer service centers throughout the eastern half of the United States. The company also operates a natural gas storage business and a supply logistics, transportation and wholesale marketing business that serves independent dealers and multi-state marketers in the United States and Canada.

Inergy Holdings, L.P.’s assets consist of its ownership interest in Inergy, L.P., including limited partnership interests, ownership of the general partners, and the incentive distribution rights.

This press release contains forward-looking statements, which are statements that are not historical in nature such as our business outlook. Forward-looking statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or any underlying assumption proves incorrect, actual results may vary materially from those anticipated, estimated or projected. Among the key factors that could cause actual results to differ materially from those referred to in the forward-looking statements are: weather conditions that vary significantly from historically normal conditions, the general level of petroleum product demand and the availability of propane supplies, the price of propane to the consumer compared to the price of alternative and competing fuels, the demand for high deliverability natural gas storage capacity in the Northeast, our ability to successfully implement our business plan, the outcome of rate decisions levied by the Federal Energy Regulatory Commission, our ability to generate available cash for distribution to unitholders, and the costs and effects of legal, regulatory and administrative proceedings against us or which may be brought against us. These and other risks and assumptions are described in Inergy’s annual reports on Form 10-K and other reports that are available from the United States Securities and Exchange Commission.

Inergy, L.P. and Subsidiaries

Consolidated Statement of Operations

For the Three Months and Nine Months Ended June 30, 2006 and 2005

(in thousands, except per unit data)

	(Unaudited) Three Months Ended June 30,		(Unaudited) Nine Months Ended June 30,
	2006	2005	2006	2005
Revenue:
Propane	$143,699	$127,493	$888,027	$708,201
Other	71,919	46,109	242,658	137,294

	215,618	173,602	1,130,685	845,495

Cost of product sold (excluding depreciation and amortization as shown below):
Propane	101,300	86,178	638,952	502,223
Other	48,941	36,820	162,645	91,467

	150,241	122,998	801,597	593,690

Gross profit	65,377	50,604	329,088	251,805

Operating and administrative expenses	62,578	52,078	188,688	146,055
Depreciation and amortization	20,611	13,865	58,673	35,094

Operating income (loss)	(17,812)	(15,339)	81,727	70,656

Other income (expense):
Interest expense, net	(13,639)	(9,144)	(41,063)	(23,018)
Write-off of deferred financing costs (b)	—	—	—	(6,990)
Loss on sale of property, plant and equipment	(1,712)	(270)	(2,432)	(170)
Finance charges	741	576	2,176	1,488
Other	222	82	635	234

Income (loss) before income taxes	(32,200)	(24,095)	41,043	42,200

Provision for income taxes	165	24	875	358

Net income (loss)	$(32,365)	$(24,119)	$40,168	$41,842

Partners’ interest information:
Non-managing general partner’ and affiliate’s interest in net income (loss):	$4,190	$(339)	$13,014	$5,390

Limited partners’ interest in net income (loss):
Common unit interest	$(32,039)	$(18,989)	$23,807	$28,489
Senior subordinated interest	(3,475)	(3,963)	2,575	6,586
Junior subordinated interest	(1,041)	(828)	772	1,377

Total limited partners’ interest in net income (loss):	$(36,555)	$(23,780)	$27,154	$36,452

Net income (loss) per limited partner unit:
Basic	$(0.90)	$(0.72)	$0.67	$1.20
Diluted	$(0.90)	$(0.72)	$0.67	$1.18

	(Unaudited) Three Months Ended June 30,		(Unaudited) Nine Months Ended June 30,
	2006	2005	2006	2005
Supplemental Information:
Retail gallons sold	46,562	48,620	310,511	269,683
Cash			$46,065	$21,059
Outstanding Debt:
Working Capital Facility			$—	$8,500
Acquisition Facility			—	92,300
Senior Unsecured Notes			617,857	425,801
Other Debt			13,254	9,913

Total Debt			$631,111	$536,514

Total Partners’ Capital			$756,803	$477,127

EBITDA:
Net Income (loss)	$(32,365)	$(24,119)	$40,168	$41,842
Interest expense, net	13,639	9,144	41,063	23,018
Write-off of deferred financing costs(b)	—	—	—	6,990
Provision for income taxes	165	24	875	358
Depreciation and amortization	20,611	13,865	58,673	35,094
EBITDA (a)	$2,050	$(1,086)	$140,779	$107,302
Non-cash charge on derivative contracts	434	—	19,643	—
Loss on the sale of property, plant and equipment	1,712	270	2,432	170
Long-term incentive and equity compensation expense	2,334	—	2,445	—

Adjusted EBITDA (a)	$6,530	$(816)	$165,299	$107,472

Distributable Cash Flow:
Adjusted EBITDA (a)	$6,530	$(816)	$165,299	$107,472
Cash interest expense (b)	(13,050)	(8,648)	(39,419)	(21,690)
Maintenance capital expenditures (c)	(1,132)	(843)	(2,553)	(2,597)
Provision for income taxes	(165)	(24)	(875)	(358)

Distributable cash flow (d)	$(7,817)	$(10,331)	$122,452	$82,827

Weighted average limited partners’ units outstanding:
Basic
Common units	35,453	26,254	35,339	23,697

Senior subordinated units	3,822	5,479	3,822	5,479

Junior subordinated units	1,145	1,145	1,145	1,145

Diluted	40,420	32,878	40,785	30,930

(a)	EBITDA is defined as income (loss) before taxes, plus net interest expense (inclusive of write-off of deferred financing costs, make whole premium charge, less gain from termination of interest rate swap agreement) and depreciation and amortization expense. Adjusted EBITDA represents EBITDA excluding (1) non-cash gains or losses on derivative contracts associated with fixed price sales to retail propane customers, (2) long-term incentive (one-time conversion bonuses) and equity compensation expense and (3) gains or losses on sales of property, plant and equipment. EBITDA and Adjusted EBITDA should not be considered an alternative to net income, income before income taxes, cash flows from operating activities, or any other measure of financial performance calculated in accordance with generally accepted accounting principles as those items are used to measure operating performance, liquidity or ability to service debt obligations. EBITDA and Adjusted EBITDA are presented because such information is relevant and is used by management, industry analysts, investors, lenders and rating agencies to assess the financial performance and operating results of our fundamental business activities. We believe that the presentation of EBITDA and Adjusted EBITDA is useful to lenders and investors because of their use in the propane industry and for master limited partnerships as an indicator of the strength and performance of the ongoing business operations, including the ability to fund capital expenditures, service debt and pay distributions. Additionally, we believe that EBITDA and Adjusted EBITDA provide useful information to our investors for trending, analyzing and benchmarking our operating results as compared to other companies that may have different financing and capital structures. The presentation of EBITDA and Adjusted EBITDA allow investors to view our performance in a manner similar to the methods used by management and provide additional insight to our operating results.
(b)	Cash interest expense is net of amortization charges associated with deferred financing costs. Write-off of deferred financing costs for the nine months ended June 30, 2005 includes $1.5 million from the early retirement of a bank credit facility and $5.5 million associated with the incurrence and write-off in December 2004 of commitment and funding fees associated with the bridge financing facility utilized in the Star Gas Propane, L.P. acquisition.
(c)	Maintenance capital expenditures are defined as those capital expenditures which do not increase operating capacity or revenues from existing levels.
(d)	Distributable cash flow is defined as Adjusted EBITDA, less cash interest expense, maintenance capital expenditures and income taxes. We believe that distributable cash flow provides additional information for evaluating Inergy’s ability to declare and pay distributions to unitholders. Distributable cash flow should not be considered an alternative to cash flow from operating activities or any other measure of financial performance in accordance with accounting principles generally accepted in the United States. Distributable cash flow, as we define it, may not be comparable to distributable cash flow or similarly titled measures used by other corporations and partnerships.

Inergy Holdings, L.P. and Subsidiaries

Consolidated Statement of Operations

For the Three Months and Nine Months Ended June 30, 2006 and 2005

(in thousands, except per unit data)

	(Unaudited) Three Months Ended June 30,		(Unaudited) Nine Months Ended June 30,
	2006	2005	2006	2005
Revenue:
Propane	$143,699	$127,493	$888,027	$708,201
Other	71,919	46,109	242,658	137,294

	215,618	173,602	1,130,685	845,495

Cost of product sold (excluding depreciation and amortization as shown below):
Propane	101,300	86,178	638,952	502,223
Other	48,941	36,820	162,645	91,467

	150,241	122,998	801,597	593,690

Gross profit	65,377	50,604	329,088	251,805

Operating and administrative expenses	63,298	52,111	190,034	146,454
Depreciation and amortization	20,618	13,904	58,695	35,138

Operating income (loss)	(18,539)	(15,411)	80,359	70,213

Other income (expense):
Interest expense, net	(14,165)	(10,058)	(42,541)	(24,671)
Write-off of deferred financing costs (c)	—	(598)	—	(7,588)
Loss on sale of property, plant and equipment	(1,712)	(270)	(2,432)	(170)
Finance charges	741	576	2,176	1,488
Other	223	90	636	246

Income (loss) before income taxes, and interest of non-controlling partners in Inergy’s net income	(33,452)	(25,671)	38,198	39,518
(Provision) benefit for income taxes	18	210	(1,183)	(775)
Interest of non-controlling partners in Inergy, L.P.’s net (income) loss	33,110	20,637	(24,601)	(31,811)

Net income (loss)	$(324)	$(4,824)	$12,414	$6,932

Net income (loss) applicable to limited partners’ units	$(324)	$(4,824)	$12,414	$6,932

Net income (loss) per limited partner unit:
Basic	$(0.02)	$(0.29)	$0.62	$0.43
Diluted	$(0.02)	$(0.29)	$0.62	$0.43
Weighted average limited partners’ units outstanding:
Basic	20,000	16,307	20,000	16,162
Diluted	20,000	16,307	20,176	16,174